FOR MORE INFORMATION CONTACT:
                                                          Thomas J. Rozycki, Jr.
                                                          Cubitt Jacobs & Prosek
                                                               212-279-3115 x208
                                                                  tom@cjpcom.com

                        ROOMLINX CLOSES BRIDGE FINANCING

HACKENSACK, NEW JERSEY (MARCH 4, 2005) -RoomLinX, Inc. (OTCBB: RMLX.OB), a leading provider of wireless high-speed network solutions to the hospitality industry, today announced that it has closed the principal tranche of a privately placed bridge financing of convertible debentures and warrants.

         On March 3, 2005 the Company received $1.1 million and issued $1.1 million aggregate principal amount of debentures, bearing interest at 11% per annum, due on the earlier of September 2, 2005 or the date that the Company closes a subsequent financing with gross cash proceeds of at least $1.0 million. The debentures are convertible prior to maturity into a maximum of 15,473,332 shares of common stock, based upon a conversion price equal to $0.075 per share of common stock. The Company also issued five-year warrants to purchase an additional 9,533,333 shares of common stock at an exercise price of $0.075 per share. Net proceeds of the financing are to be used for working capital, capital expenditures and potential acquisitions.

         The Company agreed to pay the placement agent a fee of $99,000 and to issue to the placement agent five-year warrants to purchase 1,430,000 shares of common stock at an exercise price of $0.075 per share.

ABOUT ROOMLINX, INC.

RoomLinX currently provides high-speed wireless services to hotels and conference centers throughout the US. The Company conducts site surveys and custom-designs networks for each property, installing services within days. RoomLinX offers 24 X 7 customer support as well as network monitoring and troubleshooting.

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The statements  contained in this press release that are not based on historical fact are "Forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve risks and uncertainties, including but not limited to: (i) the Company's ability to raise additional funds ,(ii) difficulties associated with predicting how and when capital will be deployed by the Company and (iii) other "Risk Factors" set forth in the Company's filings with the Securities and Exchange Commission. The Company's actual results could differ materially from the results expressed in, or implied by, such forward-looking statements.

The Company's bridge financing was not registered under the Securities Act of 1933. The securities involved in that financing may not be offered or sold absent registration or an applicable exemption from the registration requirements.


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